EXHIBIT 99.1

F I N A N C I A L RELATIONS BOARD	n e w s

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE November 6, 2013

NN REPORTS THIRD QUARTER AND NINE MONTHS 2013 RESULTS
•	Quarterly net sales increase of $6.4 million represents real growth of $4.3 million or 5.0%
•	Historical third quarter seasonality offset by better penetration and outgrowth of end markets

Johnson City, Tenn, November 6, 2013 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the third quarter and nine months ended September 30, 2013.  Net sales for the third quarter of 2013 were $93.0 million, an increase of $6.4 million or 7.4% compared to net sales of $86.6 million for the third quarter of 2012.   This increase was due primarily to improved demand from North American and Asian automotive markets, better market penetration of our existing European customers and increased demand from European heavy truck markets.  Offsetting these positive effects were continued low demand in the European automotive and industrial markets and the strategic deemphasizing of non-core, non-strategic business and unfavorable price and mix issues.

Net income for the third quarter was $5.1 million, or $0.29 per diluted share compared to $3.1 million, or $0.18 per diluted share for the same period last year.  The increase of $2.0 million was mainly due to favorable benefits from higher sales volumes and improving incremental profitability.  Partially offsetting the positive effect of these items was the recording of higher taxes in the third quarter of 2013 compared to the third quarter of 2012.  The higher taxes are the result of the use of an effective tax rate of 32% for the third quarter of 2013 compared to an effective tax rate of 24% for the third quarter of 2012.  This difference is due to the utilization of net operating losses, with full valuation allowances, in 2012 that completely offset U.S. based taxable income for the quarter.  These allowances were reversed as of December 31, 2012.

Net sales for the first nine months of 2013 were $283.1 million, a decrease of $6.8 million, or 2.3% compared to net sales of $289.9 million for the first nine months of 2012.  Approximately $6.6 million of the decrease was attributable to lower demand for the Company’s products in European automotive and industrial markets occurring primarily in the first quarter of the year.

Net income for the first nine months of 2013 was $12.7 million, or $0.74 per diluted share, compared to net income of $16.1 million, or $0.94 per diluted share, for the comparable period last year.  The reduction of $3.4 million was mainly due to the effect of the recording of approximately $2.6 million in higher taxes in the first nine months of 2013 compared to the first nine months of 2012.  The higher taxes were the result of the use of an effective tax rate of 34% for the first nine months of 2013 compared to an effective rate of 19% for the first nine months of 2012.  This rate difference is due to the utilization of net operating losses, with full valuation allowances, in 2012 that completely offset U.S. based taxable income for the nine months ended September 2012.  These allowances were reversed as of December 31, 2012.  The remainder of the reduction was attributed to the effect of lower sales.

As a percentage of net sales, cost of products sold for the quarter decreased to 78.5% from 79.0% for last year’s third quarter.  Cost of products sold for the first nine months of this year was 78.9% as compared to 79.1% for the same period last year.  This reflects the improving operational performance of our divisions.

Debt, net of cash, was $34.2 million at September 30, 2013, a decrease of $16.3 million compared to $50.5 million at December 31, 2012.   As of September 30, 2013, approximately $9.1 million, or 54% of the planned capital budget of $17.0 million for the full year had been utilized.

Richard D. Holder, President and Chief Executive Officer commented, “Despite being affected by generally weak economic conditions in Europe during the quarter, we continued to benefit from the positive revenue momentum that we experienced in the first half of the year.  Our quarter over quarter revenues improved, increasing by $6.4 million, as compared to the same period in the prior year.   Additionally, our third quarter has traditionally been the weakest of the year due to the normal seasonality in our business, particularly in Europe.  This accounted for the sequential decrease in sales from the second quarter, however improved market penetration allowed us to dampen the normal impact of seasonality particularly in our European businesses.  Further, we have continued to strategically shed non-core and non-strategic business.   As previously mentioned, this strategy while having a short term negative impact on revenues, improves our profitability and better positions us for continued future, long term profitable growth."

“The positive revenue trend combined with our ability to leverage strong incremental profits for each additional dollar of revenue is encouraging. We continue to be sensitive to the prolonged general economic uncertainty hanging over the markets as well as the weakness in European automotive markets and in particular European industrial markets.”

Mr. Holder concluded, “We previously announced that we are currently revising and enhancing our business strategy.  This strategy will include, among other components and initiatives, plans to more aggressively pursue acquisitive and organic growth opportunities in our core and adjacent markets.  Everyone on the management team and the Board of Directors is excited about the new opportunities this process has identified and we are extremely eager to begin executing on the initiatives once complete.  We will be sharing the details of this strategy early in 2014.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $370 million in 2012.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Financial Tables Follow

NN, Inc.
Condensed Statements of Income
(In Thousands, except per share amounts)
(Unaudited)

Three Months Ended September 30,	Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$ 93,023	$ 86,586	$ 283,125	$ 289,929
Cost of products sold (exclusive of depreciation shown separately below)	73,020	68,426	223,288	229,243
Selling, general and administrative	8,099	7,886	25,544	24,266
Depreciation and amortization	4,110	4,357	12,935	13,203
Loss (Gain) on disposal of assets	--	--	5	(8)
Income from operations	7,794	5,917	21,353	23,225

Interest expense	655	1,061	2,149	3,388
Other expense (income), net	(281)	765	84	(36)
Income before provision for income taxes	7,420	4,091	19,120	19,873
Provision for income taxes	2,368	976	6,427	3,811

Net income	$ 5,052	$ 3,115	$ 12,693	$ 16,062

Diluted income per common share	$ 0.29	$ 0.18	$ 0.74	$ 0.94

Weighted average diluted shares	17,450	17,150	17,180	17,105

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current Assets:
Cash	$ 4,468	$ 18,990
Accounts receivable, net	65,783	51,628
Inventories	48,109	46,150
Other current assets	8,411	10,528
Total current assets	126,771	127,296

Property, plant and equipment, net	117,488	119,687
Goodwill and intangible assets, net	9,337	9,154
Other non-current assets	7,834	9,206
Total assets	$ 261,430	$ 265,343

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 43,172	$ 37,000
Accrued salaries, wages and benefits	11,716	10,174
Current maturities of long-term debt	5,714	5,801
Income taxes payable	2,194	543
Other current liabilities	6,438	5,240
Total current liabilities	69,234	58,758

Non-current deferred tax liabilities	3,975	3,850
Long-term debt, net of current portion	33,000	63,715
Other non-current liabilities	10,368	10,460
Total liabilities	116,577	136,783

Total stockholders’ equity	144,853	128,560

Total liabilities and stockholders’ equity	$ 261,430	$ 265,343

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30, 2013		Three Months Ended September 30, 2012
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 5,052	$ 0.29	$ 3,115	$ 0.18
Foreign exchange (gain) loss on intercompany loans	(44)	(0.00)	659	0.04

Net Income from normal operations	$ 5,008	$ 0.29	$ 3,774	$ 0.22

	Nine Months Ended September 30, 2013		Nine Months Ended September 30, 2012
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net Income	$ 12,693	$ 0.74	$ 16,062	$ 0.94
Foreign exchange loss on intercompany loans	168	0.01	284	0.02
After-tax restructuring and other non-recurring item	399	0.02	--	--

Net Income from normal operations	13,260	$ 0.77	$ 16,346	$ 0.96

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.